Exhibit 8.2
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]
July 20, 2006
Fisher Scientific International Inc.
One Liberty Lane
Hampton, New Hampshire 03842
Ladies and Gentlemen:
     We have acted as counsel to Fisher Scientific International Inc. (“Fisher”) in connection with the proposed merger (the “Merger”) of Trumpet Merger Corporation (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Thermo Electron Corporation, a Delaware corporation (“Thermo”), with and into Fisher, pursuant to the Agreement and Plan of Merger, dated as of May 7, 2006, by and among Thermo, Merger Sub and Fisher (the “Merger Agreement”). This opinion is being furnished in connection with the proxy statement/prospectus (the “Proxy Statement/Prospectus”) which is included in the Registration Statement on Form S-4 of Thermo (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.
     In preparing our opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies, and the authenticity of the originals of such copies.

Fisher Scientific International Inc.
July 20, 2006

In addition, we have examined and relied upon the accuracy and completeness of certain statements, representations and covenants made by Thermo and Fisher (which statements, representations and covenants we have assumed are true without regard to any qualification as to knowledge and belief), including in their letters dated the date hereof (the “Representation Letters”), and we have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers as of the Effective Time. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above, including those set forth in the Representation Letters. Our opinion further assumes that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus and that none of the terms or conditions contained therein will have been waived or modified in any respect prior to the Effective Time and (ii) the Proxy Statement/Prospectus, the Merger Agreement and the Representation Letters reflect all of the material facts relating to the Merger, Thermo, Fisher and Merger Sub.
     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should also be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions stated herein. There can be no assurance, moreover, that our opinion will be accepted by the Service or, if challenged, by a court.
     Based solely upon and subject to the foregoing and the qualifications set forth in the Proxy Statement/Prospectus, in our opinion, although the discussion in the Proxy Statement/Prospectus under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” does not purport to discuss all possible U.S. federal income tax consequences of the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the Merger that are anticipated to be material under existing law.

Fisher Scientific International Inc.
July 20, 2006

     Except as expressly set forth above, we express no other opinions or views regarding the tax consequences of the Merger. This opinion has been prepared for you in connection with the Merger and may not be relied upon by anyone else without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” and “LEGAL MATTERS” in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP